UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of Earliest Event Reported): October 17, 2007


                               CNS RESPONSE, INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                   0-26285                      87-0419387
(State or other jurisdiction       (Commission                (I.R.S. Employer
      of incorporation)            File Number)              Identification No.)


                         2755 BRISTOL STREET, SUITE 285
                          COSTA MESA, CALIFORNIA 92626
                (Address of Principal Executive Offices/Zip Code)

                                 (714) 545-3288
              (Registrant's telephone number, including area code)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

         |_|      Written   communications   pursuant  to  Rule  425  under  the
                  Securities Act (17 CFR 230.425)

         |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         |_| Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))


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ITEM 5.02         DEPARTURE  OF  DIRECTORS  OR  CERTAIN  OFFICERS;  ELECTION  OF
                  DIRECTORS;   APPOINTMENT  OF  CERTAIN  OFFICERS;  COMPENSATORY
                  ARRANGEMENTS OF CERTAIN OFFICERS.

         On October 17, 2007, our Board of Directors resolved to increase the size of the Board from three directors to four, and appointed Dr. Henry T. Harbin as a director to fill the vacancy created upon the expansion in the size of the Board.

         Dr. Harbin is a Psychiatrist with over 30 years of experience in the behavioral health field. He has held a number of senior positions in both public and private health care organizations. He worked for 10 years in the public mental health system in Maryland serving as Director of the state mental health authority for 3 of those years. He has been CEO of two national behavioral healthcare companies - Greenspring Health Services and Magellan Health Services. At the time he was CEO of Magellan, it was the largest managed behavioral healthcare company managing the mental health and substance abuse benefits of approximately 70 million Americans including persons who were insured by private employers, Medicaid and Medicare. In 2002 and 2003, he served on the President's New Freedom Commission on Mental Health. As a part of the Commission he was chair of the subcommittee for the Interface between Mental Health and General Medicine. In 2005, he served as co-chair of the National Business Group on Health's work group that produced the Employer's Guide to Behavioral Health Services in December 2005. Since 2004, Dr. Harbin has been providing health care consulting services to a number of private and public organizations.

         Prior to his appointment as a Director, Dr. Harbin has been party to several transactions with us. On March 7, 2007, Dr. Harbin participated in the first closing of our private placement transaction (the "Private Placement"), pursuant to which we received gross proceeds of approximately $7.0 million from institutional investors and other high net worth individuals. In the first closing of the Private Placement, we sold 5,840,374 "Investment Units" at $1.20 per Investment Unit. Each Investment Unit consists of one share of our common stock, and a five year non-callable warrant to purchase three-tenths of one share of our common stock, at an exercise price of $1.80 per share. Mr. Harbin received 8,334 shares of our common stock and a warrant to purchase 2,501 shares of our common stock as a result of his investment in the company.

         In addition, since June 2007, Dr. Harbin has acted as a strategic advisor to the company, and has advised us on our marketing initiatives. As compensation for his services as an advisor, on August 8, 2007, we granted Dr. Harbin a non-qualified option to purchase 24,000 shares of our common stock at an exercise price of $1.09 per share. Options to purchase 6,000 shares vested on the date of grant, and the remaining 18,000 shares vest in equal installments of 2,000 shares on each monthly anniversary of the grant date for a period of nine months.

         Until further determination by the Board, the full Board of Directors will undertake the duties of the Audit Committee, Compensation Committee and Nominating Committee of the Board of Directors. There was no arrangement or understanding between Dr. Harbin and any other persons pursuant to which Dr. Harbin was selected as a director.


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


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          CNS Response, Inc.



Date:    October 23, 2007            By:  /s/ Horace Hertz
                                          --------------------------------------
                                          Horace Hertz
                                          Chief Financial Officer


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